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                                                                    EXHIBIT 10.9




                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT ("Agreement") is made and entered into this 23rd day of May, 1996, by and between DAVID M. BOITANO, an individual resident of the City of Tacoma, Washington (the "Executive"), and ALTERNATIVE LIVING SERVICES, INC., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, as contemplated in that certain Agreement and Plan of Merger ("Merger Agreement") dated as of May 22, 1996 by and between the Company and New Crossings International Corporation, a Nevada corporation ("Crossings"), Crossings will be merged with and into the Company (hereinafter referred to as the "Merger");

         WHEREAS, the Executive has been engaged as the Vice President and Chief Financial Officer of Crossings;

         WHEREAS, the Company and the Executive each desire to enter into this Agreement pursuant to which the Executive will be employed by the Company effective upon the consummation and closing of the Merger on the terms and conditions hereinafter set forth, and to make certain other agreements; and

         WHEREAS, the covenants and agreements of the Company and the Executive herein are made as an inducement to the Executive and the Company respectively, in connection with the Merger.

         NOW THEREFORE, in consideration of the premises and of the promises and agreements hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:

SECTION 1.  EMPLOYMENT; EFFECTIVE DATE.

         Subject to the terms and conditions hereof, the Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, commencing as of the "Effective Time" of the Merger, as defined in the Merger Agreement (such time referred to herein as the "Effective Time").

SECTION 2.  POSITION.

         2.1. Title. the Executive shall serve as an executive officer of the Company with the title of Vice President and, as such, the Executive shall report directly to the Chief Financial Officer of the Company (the "Supervising Officer").

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         2.2.  Responsibilities.  The Executive's responsibilities shall be as directed by the Supervising Officer. The Executive agrees to devote his full business time during normal business hours to the business and affairs of the Company (except as otherwise provided herein) and to use his best efforts to promote the interests of the Company and to perform faithfully and efficiently the responsibilities assigned to him in accordance with the terms of this Agreement, to the extent necessary to discharge such responsibilities. This shall not preclude the Executive from (i) performing services on civic or charitable boards or committees not significantly interfering with the performance of his responsibilities under this Agreement, and (ii) taking periods of vacation and sick leave to which the Executive is entitled.

         2.3 Location. The Executive's location of employment shall be at the Company's offices in Tacoma, Washington. The Company may not transfer the Executive to any other location without the Executive's prior written consent.

SECTION 3.  TERM.

         3.1. Term. The term of employment of the Executive (the "Term") hereunder shall commence on the Effective Time and shall continue until the earlier of: (a) the second anniversary date of the Effective Time, (b) the first anniversary of the date upon which the Company first sells shares of its common stock in a public offering registered pursuant to the Securities Act of 1933, as amended; or (c) the occurrence of any of the following events:

         (i) the death or disability of the Executive (disability meaning a physical illness or incapacity that prevents the Executive from performing the substantial and material duties of his then current position of employment with the Company; provided, however, that a disability shall be considered to exist only if the Executive is prevented for a period of three (3) consecutive months following the date such condition commenced and at the end of such three (3) month period he remained so prevented, or if, prior to the expiration of such three (3) month period, the Executive's attending physician provides the Company with a written prognosis that the illness, injury or other incapacity that results in the Executive's current disabled condition may be reasonably expected to prevent the Executive from performing all of the substantial and material duties of his then current position of employment with the Company for a period of at least six (6) consecutive months);

         (ii) the mutual written agreement of the parties hereto to terminate the Executive's employment hereunder;

         (iii) the Company's termination of the Executive's employment hereunder for "cause." For the purposes of this Agreement, "cause" for termination of the Executive's employment shall exist (A) if the Executive is convicted of, or pleads guilty to, any act of fraud, misappropriation or embezzlement, or any felony; (B) if the Executive has engaged in conduct or activities materially damaging to the





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         Company, monetarily or otherwise (it being understood, however, that neither conduct nor activities pursuant to the Executive's exercise of his good faith business judgment nor unintentional physical damage to any property of the Company by the Executive shall be a ground for such a determination by the Company); or (C) if the Executive has willfully and continuously failed to substantially perform his duties hereunder (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Company believes that the Executive has not substantially performed those duties, and the Executive has failed to resume substantial performance of such duties on a continuous basis within fourteen (14) days after receiving such demand. Termination for cause shall be made only upon vote of not less than a majority of the directors then in office, after reasonable notice to the Executive and an opportunity for the Executive, together with counsel, to be heard before a duly called meeting of the Board; or

         (iv) the Executive's termination of his employment with the Company for "good reason" upon reasonable notice to the Company. For purposes of this Agreement, "good reason" shall exist if the Company materially fails to comply with any of the provisions of this Agreement, other than isolated, insubstantial or inadvertent failures not occurring in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by the Executive.

The failure to set forth any fact or circumstance in a notice of termination hereunder shall not constitute a waiver of the right to assert such fact or circumstance by the party giving notice. The Term hereof, and any renewal term, shall be automatically renewed for an additional one (1) year period unless either the Executive or the Company gives notice to the other party that it does not wish to renew this Agreement at least ninety (90) days prior to the expiration of such Term or renewal term, as the case may be.

         3.2. Payments Upon Termination. If the Executive's employment is terminated by the Company for cause or by the Executive for any reason other than "good reason", the Company shall pay the Executive the Base Salary (as hereinafter defined) through the effective date of termination at the rate in effect at the time a notice of termination is given. The Company shall have no further obligations to the Executive under this Agreement, subject to the rights and benefits the Executive may have under employee benefits plans and programs of the Company in existence as of the effective date of such termination, if any, which shall be determined in accordance therewith. If the Executive's employment is terminated by the Company for any reason other than for cause or by the Executive for "good reason", the Company shall continue to pay the Executive the Base Salary at the rate in effect at the time a notice of termination is given, together with any applicable bonuses and rights and benefits the Executive may have under employee benefits plans and programs of the Company in existence as of the date of such termination, all for the balance of the Term or, if any renewal term shall then be in effect, for six months after such termination (such period, as applicable, the "Extended Period"); provided,





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however, such payments of Base Salary and provision of bonuses, rights and benefits hereunder during the Extended Period shall not be due and payable by the Company to the Executive if the Executive (i) shall violate the provisions of Section 5 hereof; or (ii) during the Extended Period shall engage in or render any services to or be employed by any Competing Business (as hereinafter defined) in the Area (as hereinafter defined) in the capacity of officer, managerial or executive employee, director, consultant or shareholder (other than as the owner of less than one (1%) percent of the shares of a publicly-owned corporation whose shares are traded on a national securities exchange or in the NASDAQ National Market System).

SECTION 4.  COMPENSATION.

         4.1. Base Salary. For the Term of his employment hereunder, the Executive shall be paid a salary (the "Base Salary") at the annual rate of One Hundred Forty Thousand Dollars ($140,000), payable in equal installments in accordance with the payroll payment practices from time to time adopted by the Company, subject to required payroll withholding provisions. The Executive's Base Salary shall be reviewed annually by the Board of Directors of the Company, a committee thereof or the President, but shall in no event be reduced to less than the Executive's initial Base Salary as provided above without the consent of Employee.

         4.2. Incentive Bonuses. As additional compensation hereunder, the Company may, in the sole discretion of the Board of Directors, pay the Executive an annual bonus (the "Annual Bonus") for each fiscal year during the term of the Executive's employment hereunder. Subject to the terms and conditions of subsection 3.2 of this Agreement, if the Executive's employment hereunder is terminated pursuant to the terms of this Agreement prior to the end of a calendar year, the Executive's Annual Bonus with respect to that year shall be prorated for such portion of that year as he was employed by the Company. The Executive shall be eligible to receive an Annual Bonus of up to twenty percent (20%) of the Executive's Base Salary if the Division achieves the financial plan for the Division targeted in the applicable annual business plan as approved by the Board of Directors. Such bonus shall be due and payable solely in the discretion of the Board of Directors based upon the Division's annual financial statements for the applicable bonus period.

         4.3. Stock Options. The Board of Directors of the Company shall grant to the Executive, effective as of the Effective Time, options to purchase 36,233 shares of common stock, par value $0.01 per share, of the Company pursuant to the terms of the Company's 1995 Incentive Compensation Plan (the "Executive Options"), which Executive Options shall vest and first become exercisable at the rate of 25% per year on the first, second, third and fourth anniversary of the date of grant, such that all of these options shall have vested and become exercisable by the fourth anniversary of the date of grant; provided, however, 14,500 shares available for exercise pursuant to such Executive Options shall become exercisable (even if vested in the manner contemplated hereby) only if the Executive shall be elected to the position of Senior Vice President of the Company on or before the fourth anniversary of the date of grant (the "Further Condition"). Until such time as the Further Condition is satisfied, the Executive may exercise his right to acquire only up to ___% of the shares underlying vested Executive





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Options hereunder.  The exercise price for these options shall be $8.69 per share. Such options that have not previously been exercised shall no longer be exercisable as of and following the tenth (10th) anniversary of the date of grant of such options.

         4.4. Insurance.

         (a) Life and Other Insurance. The Company shall provide to the Executive such term life and group travel, accident, accidental death and dismemberment insurance and long and short term disability insurance, or their equivalents, as is provided from time to time for other executive officers of the Company of comparable stature and title. The Company shall be entitled, at its sole option and expense, to arrange for and keep in effect, during the term of the Executive's employment hereunder, so long as he is insurable, key man insurance on the Executive in an amount determined by the Board of Directors, such policy or policies to name the Company or its designee as the beneficiary under such policy or policies. The Executive shall reasonably cooperate with the Company in procuring such key man insurance as the Company shall elect to purchase.

         (b) Medical Insurance. During the Term of the Executive's employment hereunder, the Company shall, at its expense, provide or arrange for and keep in effect, hospitalization, major medical and similar medical and health insurance for the Executive and his family, to the same extent as is provided from time to time for other executive officers of the Company.

         4.5. Vacation. The Executive shall be entitled to four (4) weeks paid vacation during each year of his employment hereunder.

         4.6. Retirement Benefits. During the Term of his employment hereunder, the Executive shall have the same rights as other executive officers of the Company of comparable stature and title to participate in all profit-sharing, pension and other retirement plans as are now, or as may hereafter be, established by the Company.

         4.7. Out-of-Pocket Expenses. The Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in connection with the performance of his duties hereunder upon presentation to the Company of appropriate vouchers therefor.

         4.8. Automobile Expense Allowance. During the term of the Executive's employment hereunder, the Company shall pay to the Executive an automobile allowance of $450.00 per month, plus mileage in accordance with the Company's mileage reimbursement policy, as in effect from time to time. Notwithstanding the foregoing, the Executive may continue to use, and the Company shall continue to make lease payments on, the 5 Series BMW automobile leased by Crossings for the benefit of Executive, through the remainder of the current term of such lease. Thereafter, the automobile allowance provisions hereof shall apply.





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SECTION 5.  RESTRICTIVE COVENANTS.

         (a) The Executive acknowledges that (i) he is the owner of a portion of the outstanding common stock of Crossings to be acquired by the Company pursuant to the Merger Agreement; (ii) the covenants herein are necessary to protect the goodwill and other value of Crossings for which the Company will pay substantial consideration;
         (iii) at the Effective Time the Company will have separately bargained and paid additional consideration for the restrictive covenants herein; and (iv) the Company is acquiring Crossings in reliance on the covenants of this Section 5 in view of the unique and essential nature of the services the Executive is to perform hereunder and the irreparable injury that would befall the Company should the Executive breach such covenants.

         (b) The Executive further acknowledges that his services hereunder are of a special, unique and extraordinary character and that his position with the Company will place him in a position of confidence and trust with the customers and employees of the Company and allow him access to Confidential Information (as hereinafter defined).

         (c) The Executive further acknowledges that the type and periods of restrictions imposed by the covenants in this Section 5 are fair and reasonable and that such restrictions will not prevent the Executive from earning a livelihood.

         (d) The Executive further acknowledges that, as of the Effective Time (i) the Company is engaged in the business of developing, owning, acquiring and operating assisted living facilities, congregate living communities and specialty care facilities for the treatment of individuals suffering from Alzheimer's disease; (ii) the Company conducts its business activity in and throughout the Area (as hereinafter defined); and (iii) Competing Businesses (as hereinafter defined) are engaged in businesses like and similar to the business of the Company.

         (e) Having acknowledged the foregoing, the Executive covenants and agrees with the Company that he will not, directly or indirectly:

                 (i) while he is in the Company's employ and after the termination of his employment for any reason whatsoever (whether voluntarily or involuntarily), disclose, use or otherwise exploit, except as may be necessary in the performance of his duties hereunder, any Confidential Information disclosed to the Executive or of which the Executive became aware by reason of his employment with the Company, Crossings, or Crossings' predecessors;





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                 (ii)     while he is in the Company's employ and through the
                 period ending TWELVE (12) months after the termination of his employment for any reason whatsoever (whether voluntarily or involuntarily), employ or attempt to employ or assist anyone else in employing in any Competing Business in the Area any managerial or executive employee of the Company or the Division (whether or not such employment is full time or is pursuant to a written contract with the Company); and

                 (iii) while he is in the Company's employ and through the period ending TWELVE (12) months after the termination of his employment (whether voluntarily or involuntarily), for any reason whatsoever except for (a) termination by the Company without cause or (b) termination by the Executive for good reason or (c) expiration of the Term without renewal pursuant to Section 3.1 hereof by virtue of notice of nonrenewal given by the Company to the Executive pursuant to Section 3.1 hereof, engage in or render any services to or be employed by any Competing Business in the Area in the capacity of officer, managerial or executive employee, director, management or strategic consultant or shareholder (other than as the owner of less than one (1%) percent of the shares of a publicly-owned corporation whose shares are traded on a national securities exchange or on the NASDAQ National Market System).

         (f) The Executive agrees that upon the termination of his employment for any reason whatsoever (whether voluntarily or involuntarily) he will not take with him or retain without written authorization, and he will promptly deliver to the Company, originals and all copies of all papers, files or other documents containing any Confidential Information and all other property belonging to the Company and in his possession or under his control.

         (g) For purposes of this Section 5, the term (a) "Area" means a twenty-five (25) mile radius of any congregate living community or assisted living or specialty care facility owned, managed or operated by the Company at the time the Executive's employment hereunder is terminated; (b) "Competing Business" means the business of developing, owning, acquiring or operating assisted living facilities, specialty assisted care facilities for the treatment of individuals suffering from Alzheimer's disease or congregate living communities; and (c) "Confidential Information" means any and all data, knowledge and information relating to the business of the Company or Crossings (whether or not constituting a trade secret) that is, has been or will be obtained by or disclosed to the Executive or of which the Executive became or becomes aware as a consequence of or through his relationship with the Company or Crossings and that has value to the Company and is not generally known by its competitors, provided, however, that no





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         information will be deemed confidential unless it is known to the
         Executive to be confidential information or has been reduced to writing and marked clearly and conspicuously as confidential information. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made without authorization by the Company), or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. Confidential Information includes, but is not limited to, information relating to the Company's or Crossings' financial affairs, processes, services, customers, executive officers or employees, compensation, research, development, purchasing, accounting or marketing.

         (h) The Executive acknowledges that irreparable loss and injury would result to the Company upon the breach of any of the covenants contained in this Section 5 and that damages arising out of such breach would be difficult to ascertain. The Executive hereby agrees that, in addition to all other remedies provided at law or in equity, the Company may petition and obtain from a court of law or equity both temporary and permanent injunctive relief to prevent a breach by the Executive of any covenant contained in this Section 5. The parties hereto agree that all references to the Company and Crossings in this
         Section 5 shall include, unless the context otherwise requires, all subsidiaries of the Company and Crossings, respectively.

SECTION 6.  MISCELLANEOUS.

         6.1. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Executive, his executor, administrator, heirs, personal representatives, successors and assigns, and upon the Company and its successors and assigns; provided, however, that the obligations and duties of the Executive may not be assigned or delegated,

         6.2. Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, enforced and governed by and in accordance with, the laws of the State of Wisconsin, without giving effect to any principles of conflicts of laws.

         6.3. Invalid Provisions. The parties hereto hereby agree that the agreements, provisions and covenants contained in this Agreement (including, without limitation, the agreements, provisions and covenants contained in
Section 5 hereof) are severable and divisible, that none of such agreements, provisions or covenants depends upon any other provision, agreement or covenant for its enforceability, and that each such agreement, provision and covenant constitutes an enforceable obligation between the Company and the Executive. Consequently, the parties hereto agree that neither the invalidity nor the unenforceability of any agreement, provision or covenant of this Agreement shall affect the other agreements, provisions or covenants hereof, and this Agreement shall remain in full force and effect and be construed in all respects as if such invalid or unenforceable agreement, provision or covenant were omitted.





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         6.4. Headings.  The section and paragraph headings contained in this
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         6.5. Notices. All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or deposited in the United States mail, first class, registered mail, return receipt requested, with proper postage prepaid, and

                 (a)      If to the Executive, addressed to:

                          David M. Boitano
                          1201 Pacific Avenue
                          Suite 1800
                          Tacoma, Washington  98402
                          Facsimile:  206/383-9979

                          with a copy to:

                          Bogle & Gates P.L.L.C.
                          Two Union Square
                          601 Union Street
                          Seattle, Washington  98101-2322
                          Attention:  Edmund O. Belsheim, Jr.
                          Facsimile:  206/621-2660

                 (b)      If to the Company, addressed to:

                          Alternative Living Services, Inc.
                          450 North Sunnyslope Road
                          Suite 300
                          Brookfield, Wisconsin  53005
                          Attention:  President
                          Facsimile:  (414) 789-9592

                          with a copy to:

                          Alternative Living Services, Inc.
                          184 Shuman Boulevard
                          Suite 200
                          Naperville, Illinois  60563
                          Attention:  Chairman
                          Facsimile:  (708) 347-4020





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                          and a copy to:

                          Rogers & Hardin
                          2700 Cain Tower, Peachtree Center
                          229 Peachtree Street, N.E.
                          Atlanta, Georgia 30303
                          Attention:  Alan C. Leet, Esq.
                          Facsimile:  404/525-2224

or at such other place or places or to such other person or persons as shall be designated in writing by the parties hereto in the manner provided above for notices.

         6.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         6.7. Waiver of Breach. The waiver by the Company or by the Executive of a breach of any provision, agreement or covenant of this Agreement by the Executive or by the Company, respectively, shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision agreement or covenant.

         6.8. Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement and is the complete and exclusive statement thereof notwithstanding any representation or statements to the contrary heretofore made. This Agreement replaces in its respective entirety any and all prior agreements, arrangements, understandings or commitments between Crossings and/or any of its predecessors and affiliates and Executive relating to Executive's employment or other services rendered to or for the benefit of Crossings and/or any of its predecessors and affiliates. This Agreement may be modified only by written instrument signed by each of the parties hereto.





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         IN WITNESS WHEREOF, the Executive has duly executed, and the Company has caused this Agreement to be duly executed by its duly authorized officers, and the parties have caused this Agreement to be delivered, all as of the day and year first written above.


COMPANY:                                ALTERNATIVE LIVING SERVICES, INC.


                                        By:_______________________________

                                        Its:______________________________




EXECUTIVE:
                                        __________________________________
                                        DAVID M. BOITANO





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